Exhibit A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities and Exchange of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule (including amendments thereto) with respect to the common stock, par value $0.001 per share, of First Opportunity Fund, Inc., and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

Dated:  March 30, 2015

/s/ Douglas J. Blattmachr
Douglas J. Blattmachr, as President of Alaska Trust Company, trustee of the Lola Brown Trust No. 1B, the Mildred B. Horejsi Trust, the Stewart R. Horejsi Trust No. 2 and the Susan L. Ciciora Trust.

/s/Stewart R. Horejsi
Stewart R. Horejsi

/s/ Douglas J. Blattmachr
Douglas J. Blattmachr, President of Alaska Trust Company